UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 11, 2004

TEDA TRAVEL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30264	11-3177042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 2102, Chinachem Century Tower

178 Gloucester Road

Wanchai, Hong Kong

(Address of Principal Executive Office) (Zip Code)

(852) 2833-2186

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Please see Item 2.01 “Completion of Acquisition or Disposition of Assets” below.

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On November 8, 2004, Teda Travel Group, Inc., a Delaware Corporation (“Registrant”), has completed the acquisition of  60% percent of the outstanding registered capital of Landmark International Hotel Group Limited ("Landmark"), a limited company registered in the British Virgin Islands from Philip Cheung, the sole owner of Landmark (“Mr. Cheung”). Mr. Cheung is not related to the Registrant. The purchase price is approximately US$1,000,000, half of which is payable in cash and half in the restricted common stock of the Registrant valued at US$2.50 per share. The cash portion is payable in five installments, the first and second installment of US$33,400 and US $133,670, respectively have been paid, the third and fourth installment of US$128,535 each are payable over the next three years, with the final payment of US$77,120 due in 2008. The payment of the cash installment is subject to the Company reaching certain net income milestones. In addition, upon closing, Mr. Cheung shall grant an option to the Registrant to purchase additional shares of Landmark at the same price and consideration as set forth in this definitive agreement.

A copy of the press release regarding this acquisition is attached as an exhibit hereto.

The source of the funds used for this acquisition will be a one-year loan from a shareholder who is also a director of the Registrant.

Landmark executives, under the leadership of Mr. Philip Chi Ming Cheung, a hotel industry veteran, have successfully managed more than 20 similar hotel projects since the year 2000, and have established a well-known, luxury brand in China. Landmark has concentrated its primary efforts on both pre-operating planning and management of 4 and 5 star hotels. Currently, it has 13 hotel and property management contracts on hand.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

To be filed by amendment.

(c)

Exhibits

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TEDA TRAVEL GROUP, INC.

Date: November 10, 2004	By:	/s/ GODFREY CHIN TONG HUI
Godfrey Chin Tong Hui Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release